EXHIBIT 99.1

WORLDS LEADING PROVIDER OF SPECIALTY COATINGS WILL DISTRIBUTE SEALIFE 1000 Thursday February 17, 9:15 am ET

DECISION MADE AFTER TWO YEARS OF TESTING

CULVER CITY, Calif.--(BUSINESS WIRE)--Feb. 17, 2005--SEALIFE Corporation's (OTCBB:SLIF - NEWS) SeaLife Corporation is pleased to announce that Zolatone AIM, (Automotive, Industrial and Marine), a division of Surface Protection Industries, has joined the SeaLife team. Zolatone AIM provides SeaLife a strong and tested distribution channel into the recreational and commercial marine coatings market. Zolatone AIM is the world's leading provider of specialty paint finishes, specializing in the marine and automotive industry.

Robert Hensley, division manager of Zolatone AIM, stated, "We have been testing SeaLife 1000 through our marine customers for over two years; SeaLife 1000 has performed as advertised." Robert McCaslin, SeaLife Corporation's Chief Executive Officer said, "The addition of Zolatone AIM fits well into our strategy of developing a synergistic team of distributors to reach the widest US market. SeaLife 1000 is taking hold in the marketplace. The testing and acceptance from Zolatone AIM, the worlds leading provider of specialty coatings, reaffirms that SeaLife 1000's environmentally safe technology meets the requirements of the toughest commercial customers."

Antifouling coatings, over the life of any ship, are the single most important factor in fuel costs and speed efficiency. SeaLife 1000 is an environmentally safe alternative to the toxic antifoul coatings that, for more than 40 years, had been the standard for recreational and commercial vessels and had polluted the waterways world-wide.

Additionally, International interest in SeaLife 1000 remains high. SeaLife representatives have just returned from a 3-week international follow-up sales trip. Prospective distributors responded positively about SeaLife 1000's performance and environmentally safe formula, now a critical component in buying decisions for ship owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: SeaLife, Corp.